Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

MANCHESTER, CT – November 3, 2008 – LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2008.

Net sales for the third quarter ended September 30, 2008 were $71.1 million compared with $77.3 million for the same period in 2007. Excluding the impact of foreign currency translation, net sales decreased by $8.4 million in the third quarter of 2008 compared with the third quarter of 2007. Income from continuing operations for the current quarter was $1.7 million, or $.10 per diluted share, compared to $1.7 million, or $.10 per diluted share, for the third quarter of 2007. Net income for Lydall during the current quarter was $2.7 million, or $.16 per diluted share, compared to net income of $1.9 million, or $.11 per diluted share in the third quarter of 2007. The third quarter of 2007 includes incremental income tax charges of $0.6 million, or $.04 per diluted share, related to statutory tax rate changes in Germany.

As previously announced, on September 19, 2008, the Company sold all the outstanding stock of Lydall Transport, Ltd. This transaction resulted in a gain, net of taxes of $0.9 million, or $.05 per diluted share, which is included in income from discontinued operations.

Year-to-date earnings per share from continuing operations increased to $.46 per diluted share on net sales of $245.0 million from $.38 per diluted share on net sales of $239.4 million for the nine months ended September 30, 2007. Net income for the nine months ended September 30, 2008 was $8.8 million, or $.53 per diluted share, compared with $6.7 million, or $.41 per diluted share, for the comparable period in 2007.

Gross margin as a percent of net sales for the third quarter of 2008 was 20.9 percent compared with 21.5 percent for the same quarter of 2007. Lower gross margin percentage from the Company’s Thermal/Acoustical segment was partially offset by improved gross margin percentage from the Performance Materials segment and Other Products and Services. Lower net sales from the Company’s North American automotive operations and increases in raw material costs at the Company’s European automotive operations, contributed to the reduction in Thermal/Acoustical segment gross margin percentage. The increase in gross margin percentage from the Company’s Performance Materials segment was due to higher net sales from volume and price increases as well as product mix.

Selling, product development, and administrative expenses were $11.8 million, or 16.6 percent of net sales, for the third quarter ended September 30, 2008, compared with $12.8 million, or 16.6 percent of net sales, for the same quarter of 2007. Excluding the impact of foreign currency translation, selling, product development and administrative expenses decreased by $1.2 million, in the current quarter as compared to the third quarter of 2007, primarily due to decreases in incentive compensation expense of $0.5 million, and to a lesser extent, reductions in litigation expense and sales commission expense.

Net cash provided by operating activities was $3.4 million in the third quarter of 2008 compared with $9.6 million in the third quarter of 2007. This reduction was primarily due to timing of collections of outstanding accounts receivable.

Dale Barnhart, President and Chief Executive Officer, commented, “Our third quarter results were impacted by global economic conditions. Specifically, in our Thermal Acoustical segment, continued reductions in the demand for automobiles by U.S. consumers resulted in lower sales and operating income for our North American auto business.

“In response to this downturn in the U.S. automotive market, we previously announced that the Company will be closing its St. Johnsbury, Vermont manufacturing facility and consolidating its North American automotive parts production into our Hamptonville, North Carolina operation. Consolidating the Company’s North American automotive operations in North Carolina is expected to reduce operating costs significantly, increase efficiency, and enhance the Company’s flexibility and competitive position. On an annualized basis, we expect to reduce costs by approximately $3.5 million when the consolidation is complete. The Company expects to record pre-tax costs of approximately $1.6 million, or $.06 per diluted share, in the fourth quarter of 2008 related to this consolidation.

“On the positive side, Our Performance Materials group reported sales growth and gross margin improvement in the third quarter. In addition the Company’s vital fluids business continued its financial improvement by posting greater sales and operating income in the quarter.

“The Company’s balance sheet remains strong. The Company has generated nearly $19 million of cash from operations year-to-date and has over $28 million of cash on the balance sheet at September 30, 2008. In addition, the Company does not have any significant amounts of outstanding debt at quarter end, other than capital lease obligations.

“Looking forward to the fourth quarter of 2008, we expect to continue to face sales volume reductions in our North American automotive business. Also, while the European automotive market has remained stable to this point, the market has started to see a weakening in demand for automobiles by consumers. As a result of these and other factors, we expect results in the fourth quarter of 2008 to be less than the comparable period of 2007.”

Segment Information

Thermal/Acoustical – For the third quarter of 2008, Thermal/Acoustical segment net sales were $35.8 million compared with $40.7 million for the third quarter of 2007. Excluding the impact of foreign currency translation, segment net sales decreased by $6.4 million in the current quarter compared with the third quarter of 2007, including reductions in automotive parts and tooling net sales of $6.2 million and $0.2 million, respectively. The reduction in parts sales occurred in North America due to the continued downturn in the U.S. automotive market. Net sales of parts in Europe were flat in the current quarter when compared to the third quarter of last year.

Excluding the impact of foreign currency translation, operating income for the Thermal/Acoustical segment decreased by $2.4 million in the current quarter compared with the third quarter of 2007. This decrease was attributable to lower net sales from the Company’s North American automotive operation combined with reduced gross margin as a percent of net sales due to higher raw material costs at the Company’s European automotive operations.

Performance Materials – Segment net sales were $28.1 million in the current quarter compared with $26.8 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $0.7 million, or 2.6 percent, for the third quarter of 2008 as compared to the third quarter of 2007. Higher net sales of energy and industrial products to the electrical markets as well as to manufacturers of cryogenic equipment for liquid gas storage and transportation contributed to the increase in net sales. Partially offsetting this increase was lower net sales of building and appliance insulation products due to the continued slow down in the new home and commercial building markets.

Excluding the impact of foreign currency translation, operating income for the segment increased by $0.7 million in the third quarter of 2008 compared with the third quarter of 2007. Higher net sales and improved gross margin percentage primarily from volume and price increases as well as product mix caused the increase in operating income.

Other Products and Services (“OPS”) – Net sales for the third quarter of 2008 were $7.5 million compared with $10.1 million for the comparable quarter of 2007. OPS broke even for the current quarter, compared to operating income of $0.4 million in the third quarter of 2007. The decrease in net sales and the reduction in operating income for OPS were attributable to the Company’s Affinity® temperature control equipment business, which continues to be impacted by a slow-down in capital equipment spending in the semiconductor industry. The Company’s vital fluids business reported increased net sales and operating income of $0.7 million and $0.4 million, respectively, during the third quarter of 2008 as compared to the same period of 2007.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its third quarter ended September 30, 2008 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-604-9675 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2007 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 54 percent of Lydall’s 2008 year-to-date net sales, dependence on large customers, including significant amounts of accounts receivable due from automakers at any point in time, pricing pressures from OEM automotive customers, and changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and performance materials products. In addition, increases in energy pricing, inherent risks at international operations, including fluctuations in foreign exchange rates, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions, including restructurings, can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	5 of 6	November 3, 2008

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$71,110	$77,276	$244,963	$239,380
Cost of sales	56,234	60,643	190,068	186,534

Gross margin	14,876	16,633	54,895	52,846
Selling, product development and administrative expenses	11,839	12,817	42,308	41,656

Operating income from continuing operations	3,037	3,816	12,587	11,190
Interest expense	108	131	352	352
Other income, net	(84)	(76)	(263)	(48)

Income from continuing operations before income taxes	3,013	3,761	12,498	10,886
Income tax expense from continuing operations	1,283	2,050	4,792	4,693

Income from continuing operations	1,730	1,711	7,706	6,193
Income from discontinued operations, net of tax	935	179	1,052	494

Net income	$2,665	$1,890	$8,758	$6,687

Basic earnings per common share:
Income from continuing operations	$0.10	$0.10	$0.47	$0.38
Income from discontinued operations	$0.06	$0.01	$0.06	$0.03
Net income	$0.16	$0.12	$0.53	$0.41

Diluted earnings per common share:
Income from continuing operations	$0.10	$0.10	$0.46	$0.38
Income from discontinued operations	$0.06	$0.01	$0.06	$0.03
Net income	$0.16	$0.11	$0.53	$0.41

Weighted average common shares outstanding	16,483	16,354	16,443	16,267
Weighted average common shares and equivalents outstanding	16,651	16,447	16,575	16,488

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales
Thermal/Acoustical	$35,767	$40,685	$132,049	$132,698
Performance Materials	28,117	26,758	89,090	81,122
Other Products and Services	7,513	10,148	24,802	26,835
Reconciling Items	(287)	(315)	(978)	(1,275)

Consolidated Totals	$71,110	$77,276	$244,963	$239,380

Operating Income

Thermal/Acoustical	$844	$3,253	$8,364	$11,891
Performance Materials	4,525	3,707	14,001	12,044
Other Products and Services	(32)	350	(600)	(864)
Corporate Office Expenses	(2,300)	(3,494)	(9,178)	(11,881)

Consolidated Totals	$3,037	$3,816	$12,587	$11,190

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Lydall, Inc. News Release	6 of 6	November 3, 2008

Financial Position

In thousands except ratio data

(Unaudited)

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$28,281	$15,716
Working capital	$74,173	$63,506
Total debt	$8,505	$9,829
Stockholders’ equity	$188,602	$180,453
Total capitalization	$197,107	$190,282
Current ratio	2.8	2.4
Total debt to total capitalization	4.3%	5.2%

Cash Flows
In thousands (Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$3,428	$9,569	$18,690	$10,223
Net cash used for investing activities	$(77)	$(3,479)	$(5,364)	$(8,780)
Net cash (used for) provided by financing activities	$(123)	$(2,399)	$(8)	$1,564
Depreciation and amortization	$3,915	$3,804	$11,760	$11,411
Capital expenditures	$2,849	$3,479	$8,136	$8,780

Common Stock Data
Quarter Ended September 30,	2008	2007
High	$16.45	$15.50
Low	$8.95	$8.68
Close	$9.63	$9.28

During the third quarter of 2008, 10,183,000 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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